Exhibit to Item 77D
Policies with Respect to Security Investments
Effective May 6, 2014, modifications to the investment policies of the RBC Mid Cap Value Fund and the RBC SMID Cap Growth Fund were made to adjust the market capitalization of companies and issuers in whose equity securities the respective Fund may invest.
A description of the modifications made to the RBC Mid Cap Value Fund and the RBC SMID Cap Growth Fund is incorporated by reference to the supplement to the Prospectus filed with the SEC via EDGAR on May 6, 2014. (Accession No. 0000897101-14-000587).